UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2009

ENTRUST, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-24733

Maryland	621670648
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1340, Dallas, Texas 75240

(Address of principal executive offices, including zip code)

972-728-0447

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on April 12, 2009, Entrust, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, HAC Acquisition, Inc, a Delaware corporation (“Newco”), and Helen Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and a wholly owned subsidiary of Newco (the “Merger”). Newco is controlled by the private equity fund Thoma Bravo, LLC (“TB”).

On July 9, 2009, the board of directors of the Company approved the execution, delivery and performance of an amendment to the Merger Agreement (the “Amendment”), pursuant to which TB would acquire through Newco all of the outstanding shares of the Company for $2.00 per share in cash, and the consummation of the Merger, with eight directors voting to approve the Merger and one director (Douglas Schloss) abstaining.

The principal changes between the Merger Agreement and the Amendment include the following:

•

An increase in the merger consideration from $1.85 per share to $2.00 per share, such that, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (collectively, the “Common Stock”), other than shares owned by the Company, Newco or Merger Sub, will be canceled and extinguished and automatically converted into the right to receive $2.00 in cash, without interest.

•

An increase in the amount of the “Company Termination Fee” that the Company would be required to pay to TB under certain circumstances from $4,577,200 to $4,948,725 (note that the increased amount represents the same percentage of the overall deal value as in the original Merger Agreement).

•

The deletion of all provisions relating to the “go-shop” process, including a deletion of the lower termination fee payable by the Company in the event of transactions with an “Excluded Party” identified pursuant to the terms of the original Merger Agreement.

•

The deletion of the requirement that a “Competing Acquisition Transaction” (as defined in the Merger Agreement) needs to have been announced prior to the termination of the Merger Agreement in order to trigger payment of the Company Termination Fee in the event that within one year following the termination of the Merger Agreement the Company enters into a definitive agreement and consummates alternative transaction.

•

An increase in the payment from $1,000,000 to $2,000,000 that the Company would have to pay to TB in the event the Company does not obtain the required stockholder approval of the transaction at the special meeting of stockholders (recently postponed from July 10, 2009 until July 28, 2009).

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On July 10, 2009, the Company issued a press release (the “Press Release”) announcing that it had entered into the Amendment and describing the terms of the Amendment. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Amendment No.1 to the Agreement and Plan of Merger, dated July 9, 2009 by and among the Company, Newco and Merger Sub

99.1	Press Release, dated July 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST, INC.

Date: July 10, 2009	/s/ David J. Wagner
David J. Wagner
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Amendment No.1 to the Agreement and Plan of Merger, dated July 9, 2009 by and among the Company, Newco and Merger Sub

99.1	Press Release, dated July 10, 2009.